EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


        ASSET PURCHASE AGREEMENT dated as of December 30, 1996 by and among Colorado Technical University, Inc., a Colorado corporation ("Buyer"); Lansdowne University, Ltd., a South Dakota corporation ("Seller"); EIEA America, Inc., a Delaware corporation and the sole shareholder of Seller ("Parent"), Eastern International Educational Association, a Japanese corporation and the sole shareholder of Parent ("Shareholder"); and Dr. Chikara Higashi, the sole shareholder of Shareholder ("Higashi"). Shareholder, Seller, Parent and Higashi are collectively referred to herein as the "Seller Group."

                                    RECITALS

        Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, substantially all of the assets of Seller utilized in the business and operations of Huron University in the United States (the "Acquisition") on the terms and conditions contained herein. Shareholder, Parent and Higashi are joining in this Agreement in order to induce Buyer to purchase the said assets, and will derive substantial benefits from the Acquisition.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.01. DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

        "ACCOUNTS" shall mean all accounts, accounts receivable, other receivables, contract rights, chattel paper, insurance claims and proceeds and notes receivable of Seller.

        "ACCREDITATION" shall mean accreditation, licenses, permits, certifications, approvals, and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting Seller or the Institution, exclusive of the Certification.


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        "AFFILIATE" means as to any party, any entity which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such party. For purposes of this definition, an entity shall be deemed to be "controlled by" a person if the person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants.

        "ASSETS" shall mean all of Seller's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by Seller or in which Seller has any interest whatsoever, including without limitation, the following:

        (a) all cash and cash equivalents of the Seller, wherever located, which shall include but is not limited to, cash held with or by Huron Regional Medical Center, Inc. ("HRMC") pursuant to that certain Agreement between EIEA, Inc., d/b/a Huron University and HRMC for the Operation of the Huron Nursing School and which cash, except for the cash held by HRMC, shall be delivered as a credit to the cash portion of the Purchase Price at Closing; provided, however, that subject to Buyer's review of all pertinent documents pertaining to that certain investment in Seller by Higashi in the amount of $600,000 in or around May 1996, said funds shall be excluded from the definition of cash herein;

               (b) notes and notes receivable, Accounts and accounts receivable, refunds (except for any tax refund due to the Seller Group from the United States Internal Revenue Service) or deposits and prepaid expenses, including without limitation, any prepaid insurance premiums;

               (c) all Contract Rights;

               (d) all Fixtures and Equipment (except those located at the Huron University Campus in Phoenix, Arizona, which location is specifically excluded from this Agreement) of Seller;

               (e)    all Real Property;

               (f)    all Inventory;

               (g)    all Books and Records;

               (h) the Insurance Policies to the extent Buyer desires such policies to be assigned;

               (i)    all Permits;

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               (j)    all Miscellaneous Assets;

               (k)    all Other Rights; and

               (l) all goodwill of the Seller, including all rights to the name "Huron University"; except as provided in Section
                      2.07 hereof.

        "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.01(b) hereof.

        "BOOKS AND RECORDS" shall mean all records pertaining to the Assets, Assumed Liabilities, customers, or suppliers of Seller (but specifically excluding the corporate minute books, corporate tax returns, stock ledger and related items) provided that Buyer shall make available to Seller such Books and Records as the Seller shall reasonably require after the Closing in the event of an audit or similar matter.

        "CERTIFICATION" shall mean certification by the U.S. Department of Education for institutional participation in the programs of student financial assistance pursuant to Title IV of the Higher Education Act of 1965, as amended.

        "CLOSING BALANCE SHEET" shall mean the balance sheet of the Seller as of the closing date to be prepared by Buyer after the Closing Date.

        "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "CONTRACT" shall mean with respect to Seller any of the agreements, contracts, Leases, notes, loans, evidences of indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments to which Seller is a party or to which any of its assets are subject, whether oral or written, express or implied.

        "CONTRACT RIGHTS" shall mean with respect to Seller all of the Seller's rights and obligations under the Contracts, to the extent such obligations are assumed by Buyer pursuant to Section 2.01(b) hereof.

        "ED" shall mean the U.S. Department of Education.

        "ENCUMBRANCES" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties or any member of the Seller Group.

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        "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.02 hereof.

        "FACILITIES" shall have the meaning set forth in Section 4.11 hereof.

        "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, vehicles and other tangible personal property owned by Seller as of the date hereof plus all additions, replacements or deletions since the date hereof in the ordinary course of Seller's business.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

        "GUARANTY AGENCY" shall mean a government or private organization that has an agreement with the Secretary under which it administers a loan program under Title IV, and including Education Assistance Corp., Aberdeen, South Dakota.

        "HEA" shall mean the Higher Education Act of 1965, as amended, 20 U.S.C. 1001 et seq.

        "HURON UNIVERSITY" or "INSTITUTION" shall mean Huron University in Huron, South Dakota, and its additional location in Sioux Falls, South Dakota.

        "INSTITUTIONAL ACCREDITING AGENCY" shall mean the accrediting agency that grants Huron University institutional accreditation for the purpose of participation in Title IV Programs which at the present time is North Central Association of Colleges and Schools ("NCA").

        "INSURANCE POLICIES" shall mean with respect to Seller the insurance policies relating to the Assets.

        "INVENTORY" shall mean all of Seller's inventory and supplies and all other materials utilized in connection with the Assets.

        "LEASES" shall mean all of the leases of Seller listed on the Schedules hereto and all other leases relating to the Assets which are not required to be scheduled pursuant to this Agreement.

        "MATERIAL ADVERSE EFFECT" shall mean with respect to Seller a material adverse effect on (i) the Assets, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, students, suppliers, distributors, employees or regulators of Seller, or (ii) the right or ability of Seller to consummate the transactions contemplated hereby.

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        "MISCELLANEOUS ASSETS" shall mean all employee records relating to those employees to be employed by the Buyer as of the Closing; all student records for students presently or historically enrolled at Huron University; all accounting information pertaining to the continued operations of the Seller and all media in which or on which any of the information, knowledge, data or other records relating to the Assets may be related or stored; all computer software relating to accounting and operations systems; all office and other supplies; all warranties, claims and causes of action (and the benefit of any and all collateral or security given in connection therewith) inuring to the benefit of Seller relating to the Assets; and all other assets used or useful in connection with the business of the Seller not otherwise described in this Agreement of any character whatsoever, whether personal, tangible or intangible, wherever located, owned or possessed by Seller and related to the business of the Seller in the United States.

        "OTHER RIGHTS" shall mean all assignable or conveyable rights under licenses, permits, approvals, qualifications or the like relating directly or indirectly to the business of the Seller issued or to be issued prior to the Closing by any government or by any governmental unit, agency, body or instrumentality whether Federal, State, local, foreign or other.

        "PERMITS" shall mean all licenses, permits and other governmental authorizations necessary to carry on the business of Seller as presently conducted and as proposed to be conducted.

        "REAL PROPERTY" shall mean the real property owned by Seller and utilized in any manner in the business or operations of Huron University, all of which is described in Schedule 4.11 hereto.

        "TAX" or "TAXES" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which Seller may be liable.

        "TITLE IV PROGRAMS"shall mean the Programs of Student Financial Assistance in effect under Title IV of the Higher Education Act of 1965, as amended.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

        SECTION 2.01. TRANSFER OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES. Upon the terms and subject to the conditions herein set forth, on the Closing Date (as defined in Section 3.01):

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               (a) Seller shall sell, convey, transfer, assign, and deliver to
Buyer, and Buyer shall purchase from Seller, the Assets, free and clear of all encumbrances, liens, security interests and claims of any person or entity, except as may be expressly assumed by Buyer.

               (b) Buyer shall assume the following obligations and liabilities of Seller (the "Assumed Liabilities"):

                      (i) All liabilities of Seller for the payment of money
               with respect to trade accounts payable and accrued expenses of Seller incurred prior to the Closing Date and shown on the Closing Balance Sheet; PROVIDED, HOWEVER, that in no event shall the liabilities assumed exceed an aggregate of $500,000. All trade accounts payable and accrued expenses in excess of $500,000 shall be paid by the Seller Group in the manner set forth in
               Section 3.03 hereof; and

                      (ii) All liabilities, obligations and commitments of
               Seller arising on or after the Closing Date pursuant to the Leases and Contracts of Seller listed on Schedule 2.01, but expressly excluding any obligations or liabilities of Seller for any breach of or default under any Leases or Contracts occurring on or prior to the Closing Date.

                      (c) In addition to assuming the aforesaid liabilities,
               Buyer shall pay, at Closing, up to $750,000 to pay off the outstanding balance of the mortgages presently secured by Seller's Real Property (the "Mortgages"). All other amounts necessary to fully repay and satisfy the Mortgages at Closing shall be paid by the Seller Group.

                      (d) Within 60 days after the Closing Date, Buyer shall
               cause its auditors to prepare an audited Closing Balance Sheet in accordance with GAAP. The Closing Balance Sheet shall show all of the trade accounts payable, accrued expenses and other liabilities of Seller as of the Closing Date. All accounts payable, accrued expenses and other liabilities of Seller set forth thereon in excess of $500,000 in the aggregate will be paid by the Seller Group from the escrow established pursuant to
               Section 3.03 hereof. In the event of any dispute among the parties with respect to the Closing Balance Sheet, such dispute shall be determined by the decision of an independent Big Six accounting firm, to be selected by the parties' auditors. The fees of that accounting firm shall be shared equally by the Seller Group and Buyer.

        SECTION 2.02 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.01(b), Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof and notwithstanding the fact that any such liability

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is identified herein or on the schedules hereto (collectively, "Excluded
Liabilities").

        SECTION 2.03.  PURCHASE PRICE.

               (a) CASH. Upon the terms and subject to the conditions, prorations, credits and adjustments herein set forth (including but not limited to, the credits set forth on the attached Seller's Certificate of Closing Credits), on the Closing Date Buyer shall pay to the Seller Two Million Two Hundred Fifty Thousand ($2,250,000) Dollars in certified funds or by wire transfer of immediately available funds.

               (b) STOCK. In addition to the cash purchase price, but only if Buyer obtains Certification for Huron University, Buyer shall, subject to
Article XI, cause to be issued to Seller a number of shares of common stock (the "Whitman Shares") of Whitman Education Group, Inc., a New Jersey corporation ("Whitman"), which, as of the date of such Certification, have an aggregate market value (determined as set forth below) of $150,000. For purposes of this Agreement, the value of a share of Whitman's common stock shall be the closing price thereof on the American Stock Exchange on the date Certification is issued by ED (or if such date is not a trading day, on the trading day immediately preceding such date). The issuance of the Whitman Shares to Seller hereunder shall not be registered under the Securities Act of 1933 (the "1933 Act") by reason of the exemption provided by Section 4(2) thereunder; and such shares may not be further transferred by Seller unless such transfer is registered under applicable securities laws or, in the reasonable opinion of Whitman's counsel, such transfer qualifies for an exemption from registration. The certificates evidencing the Whitman Shares to be issued to Seller shall be legended to reflect the foregoing restriction. The Seller Group have received and reviewed copies of the following disclosure documents filed with the Securities and Exchange Commission ("SEC") by Whitman (collectively, the "SEC Documents"): (1) Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1996; (2) Proxy Statement mailed to shareholders in connection with the shareholders meeting held on October 11, 1996; and (3) Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

        SECTION 2.04. CLOSING COSTS; TRANSFER TAXES. Seller shall be responsible for any documentary transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Assets, and the fees and costs of recording or filing all applicable conveyancing instruments necessary to transfer the Assets.

        SECTION 2.05. ALLOCATION OF PURCHASE PRICE. At or after the Closing, Buyer shall allocate the Purchase Price and the amount of the Assumed Liabilities among the Assets in accordance with the "residual method" and in accordance with Section 1060 of the Code. Buyer and Seller shall (a) prepare all required tax returns and reports in a manner that is consistent with such allocation; (b) file Internal Revenue Service Form 8594 in such manner; and (c) not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any refund claim, in any litigation or otherwise with respect to such income tax returns.

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        SECTION 2.06. PRORATIONS. Buyer and Seller shall prorate those items normally subject to proration and reimbursement, such as revenue, fees, fuel oil, utilities and other real property related expenses relating to the Facilities, lease payments, insurance premiums regarding those policies which are assigned to the Buyer and ad valorem personal or real property taxes, on the basis of the number of days of the tax year, calendar year or service period, as the case may be, which has elapsed as of the Closing Date. Seller shall be responsible for all amounts, including wages, salaries, bonuses, commissions, vacation and/or sick pay and severance pay, if any, and all other employee benefits due to all of its employees through the Closing Date. So long as the Closing occurs in 1996, and solely for purposes of facilitating prorations hereunder, the parties shall assume that the Closing Date is December 31, 1996. Without limiting the generality of the foregoing, Buyer shall be entitled to all fees, tuition and other amounts, wherever paid, by or on behalf of students, on or before Closing, for instruction or other goods and services to be provided after Closing (the "Revenue Credit"). At the Closing, Seller shall provide a Seller's Certificate of Closing Credits evidencing, inter alia, the Revenue Credit. The Revenue Credit shall be paid to Buyer as a credit in favor of Buyer against the cash proceeds due Seller hereunder.

        SECTION 2.07. USE OF NAME. The parties understand and acknowledge that all rights to the name "Huron University" are being transferred to Buyer hereunder except as provided herein. Notwithstanding the foregoing, Seller may use the name "Huron International University" in California, Phoenix, Arizona metropolitan area, Hawaii and the Washington, D.C. metropolitan area, provided that the name "Huron International University" shall only be utilized in advertising, promotional or other printed materials of any kind with the conspicuous disclaimer: "Not associated with or related to Huron University in South Dakota" or a similar disclaimer agreed upon by the parties. Seller agrees not to transfer the right to utilize the name "Huron International University," with or without the above-quoted disclaimer, in connection with the sale of those locations or otherwise.

                                   ARTICLE III
                                     CLOSING

        "SECTION 3.01. CLOSING. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held December 30, 1996 at 10:00 a.m. local time or such other day when all of the conditions set forth in Articles VIII and IX are satisfied (the "Closing Date") at the offices of George Manolis, Esq., Churchill & Manolis, 50 - Third Street, S.W., Suite 201, Huron, South Dakota 57350, unless the parties hereto otherwise agree. The Closing shall in all events be subject to the condition subsequent set forth in Section 7.02.

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        SECTION 3.02. DELIVERIES AT CLOSING.

               (a) INSTRUMENTS AND POSSESSION. To effect the transfer referred to in Section 2.01 hereof, the Seller shall, on the Closing Date, execute and deliver to Buyer:

                      (i) bills of sale, in form and substance satisfactory to Buyer, conveying in the aggregate all personal property included in the Assets;

                      (ii) general warranty deeds, in form and substance satisfactory to Buyer, and if so requested by Buyer, including Buyer's designee(s) as grantee(s), conveying the Real Property included in the Assets;

                      (iii) assignments in form and substance satisfactory to Buyer, with all required consents of Leases and other Contracts which Buyer has agreed to assume; and

                      (iv) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

               (b) ASSUMPTION DOCUMENTS. Upon the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall execute and deliver to the Seller instruments of assumption evidencing Buyer's assumption of the Assumed Liabilities.

        SECTION 3.03. ESCROW. An escrow account in the amount of $200,000, funded from the cash proceeds payable to Seller hereunder, shall be established at closing with George Manolis, Esq. as escrow agent. The escrow account shall be maintained until the tenth (10th) day after the delivery of the final, audited Closing Balance Sheet provided in Section 2.01(d) hereof. All (i) accounts payable, accrued expenses or other liabilities in the aggregate of Seller in excess of $500,000 evidenced thereon (to the extent not previously credited at Closing pursuant to the Seller's Certificate of Closing Credits);
(ii) any other accounts payable or accrued expenses arising after the Closing Date that, in the ordinary course of business, should have arisen prior to the Closing Date; (iii) the amount set forth on the Closing Balance Sheet as due from related parties, net of amounts due to related parties; and (iv) the cost of Kirsten Younghans' education at Huron University through August 30, 1997, or if any of the foregoing has been paid by Buyer by such date, reimbursed to Buyer from the escrow account. Amounts paid from the escrow account shall be released by George Manolis, Esq. to Buyer solely on the written instructions of Buyer. Amounts remaining in the escrow account after payment provided herein shall be remitted to Seller within ten (10) days after delivery of the Closing Balance Sheet. In the event the escrow account is insufficient to pay the amounts set forth herein, Seller shall promptly pay to Buyer any shortfall necessary to meet Seller's obligations pursuant to this Section within ten (10) days after delivery of the Closing Balance Sheet. Buyer's rights to reimbursement from the escrow shall be in addition to, and not in limitation of, its rights under
Article XI.

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                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

        Seller, Shareholder, Parent and Higashi hereby jointly and severally represent and warrant to, and covenant with, Buyer as follows:

        SECTION 4.01. ORGANIZATION AND CAPITALIZATION. Each of Seller, Shareholder and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation.

        SECTION 4.02. POWER AND AUTHORITY. Each of Seller, Shareholder and Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification.

        SECTION 4.03. AUTHORITY FOR AGREEMENT. The Board of Directors and the shareholders of Shareholder, Seller and Parent have approved this Agreement, and have authorized the execution and delivery and performance hereof. Each of Shareholder, Seller and Parent has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Shareholder, Seller, Parent and Higashi, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

        SECTION 4.04. NO VIOLATION TO RESULT. Except as set forth on Schedule 4.04, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:

               (a) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the charter documents or by-laws of Shareholder, Seller or Parent or any Contract, note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which Shareholder, Seller, Parent or Higashi is a party or which affects any of the Assets;

               (b) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration;

               (c) will not result in a violation under any law, judgment, decree, order, rule, regulation, Permit or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to the Seller; and

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               (d) will not result in the creation or imposition of any
Encumbrance in favor of any person upon any of the properties or assets of the Seller.

        SECTION 4.05. FINANCIAL STATEMENTS. The audited financial statements of the Seller as of and for the three fiscal years ended May 31, 1996, respectively (which financial statements, including, without limitation, any notes thereto and reports thereon are hereinafter collectively called the "Financial Statements"), and the financial statements of the Seller as of and for the six months ended November 30, 1996 (the "Interim Financial Statements"), all of which shall be prepared and delivered to Buyer pursuant to Section 6.06, will be complete and correct in all material respects, will fairly present the financial position of the Seller and the results of its operations as of the respective dates and for the periods indicated thereon in all material respects, and shall be prepared in accordance with GAAP applied on a consistent basis. The Seller has no liability or obligation, fixed, contingent, known, unknown or otherwise, not reflected in the May 31, 1996 balance sheet (the "1996 Balance Sheet"), and all provisions, reserves and allowances provided for therein are adequate, except for liabilities or obligations incurred between May 31, 1996 and the date of this Agreement in the ordinary and usual course of business, none of which has had or will have a Material Adverse Effect.

        SECTION 4.06. NO ADVERSE CHANGES. From the date of the 1996 Balance Sheet to the date of this Agreement, except as disclosed on SCHEDULE 4.06: (i) there has been no change in the condition (financial or otherwise), business, net worth, assets, properties, liabilities or obligations (fixed, contingent, known, unknown or otherwise) of the Seller which has had or is likely to have a Material Adverse Effect, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date; and (ii) Seller has complied with all of the covenants set forth in Section 6.02, to the same extent as if this Agreement had been signed on the date of the 1996 Balance Sheet.

        SECTION 4.07. EMPLOYMENT PLANS AND AGREEMENTS. Schedule 4.07 contains an accurate and complete list of all plans, contracts, programs and arrangements, whether written or oral, including, but not limited to, employment agreements, union contracts, pensions, welfare benefits, deferred compensation, supplemental retirement, severance, salary continuation, and other employee benefit plans, programs, policies or arrangements of every kind, maintained by the Seller and providing benefits to any employee or former employee (or dependents of such employee) of the Seller, whether or not any of the foregoing is funded (the "Plans"). Except as set forth on SCHEDULE 4.07:

               (a) All of the Plans which are "employee pension benefit plans," within the meaning of Section 3(2) of the Employee Retirement Income Security Act ("ERISA"), which plans are identified as such on SCHEDULE 4.07 hereto, and the trusts, if any, forming a part thereof (each a "Pension Plan and Trust") now meet, and since the date of the most recent IRS determination letter have met, the requirements for the qualification under Section 401(a) or 403 of the Internal Revenue Code (the "Code") in all respects and are now, and since the date of the most recent IRS determination letter have been, exempt from taxation under Section 501(a) of the Code. To the extent applicable, Seller shall take whatever actions are necessary to change the trustee in any such

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"employee pension benefit plans" from Seller to Buyer or Buyer's designee.

               (b) Seller is in compliance with, and each Plan has been operated in all respects in accordance with, its provisions and the rules and regulations governing each such employee benefit plan, including without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") and the Department of the Treasury pursuant to the provisions of ERISA and the Code.

               (c) SCHEDULE 4.07 contains a complete and correct list of all employees of Seller whose aggregate compensation for 1996 exceeds, or will exceed, $50,000, and the 1996 compensation paid or payable to each such employee. Except as set forth in SCHEDULE 4.07, (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Seller are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time and without liability for payment of compensation or damages, and (ii) there are no severance payments which are or could become payable by the Seller to any director, officer or other employee of the Seller under the terms of any oral or written agreement or commitment or any law (including common law), custom, trade or practice.

               (d) Buyer shall have no obligation to employ any employees of Seller after Closing. Seller shall be responsible for (i) any severance, termination payments, or other amounts due to its employees by reason of their termination at or before Closing, and (ii) any other liability arising from such termination.

               (e) All accrued vacation and/or sick leave pay due and owing to any employee of Seller through the Closing Date has been paid by Seller or will be paid by Seller at or before Closing.

        SECTION 4.08. FULL DISCLOSURE. The written information furnished by the Seller or by any of the directors, officers, employees, agents, accountants or representatives of the Seller to the Buyer pursuant to this Agreement, the information contained in the schedules to this Agreement, and any other written information furnished to Buyer by the Seller or by any of the directors, officers, employees, agents, accountants or representatives of the Seller at any time prior to the Closing Date (pursuant to the request of the Buyer or otherwise), does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make all such information not misleading.

        SECTION 4.09. TAXES. The Seller will prepare (or caused to be prepared) and will timely and properly file (or caused to be timely and properly filed) with the appropriate federal, state, provincial, municipal or local authorities (within the U.S. or otherwise) all tax returns, information returns and other reports required to be filed and has paid or accrued (or caused to be so paid or accrued) in full all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any taxing authority. The balance sheets included in the Financial Statements and the Interim Financial Statements include appropriate provisions for all taxes, interest, penalties, assessments or deficiencies, if any, for the periods indicated thereon to the extent not theretofore paid. The Seller has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. The Seller is not a party to any pending action or proceeding, nor is any such action or proceeding threatened, by any governmental authority for the assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Seller, and during the course of any audit currently in process or not completed, no issues have been suggested by any representative of any such governmental authority that, if asserted, would result in a proposed assessment of taxes, interest or penalties, against the Seller.

        SECTION 4.10. TITLE TO ASSETS. The Seller has good and marketable title to the Assets, free and clear of any and all Encumbrances and defects in title except for the Mortgages. As of the Closing Date, the Seller will transfer to Buyer or its designees by general warranty deed good and marketable title to such properties and assets, free and clear of any and all Encumbrances and defects in title.

        SECTION 4.11. REAL PROPERTY. SCHEDULE 4.11 constitutes a true and complete list of all real property and leaseholds of real property owned or leased by the Seller or to which the Seller may have any ownership or leasehold rights (collectively, the "Facilities"). Except as otherwise disclosed on
Schedule 4.11, (a) there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance and/or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (b) no person, firm or corporation other than the Seller has any rights (including rights arising under an installment contract, option to purchase, easement, rightoofoway, or otherwise) with respect to the Facilities or any part thereof; and (c) there have been no improvements to, construction on, work done at, and/or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights.

        SECTION 4.12. BROKERS. Except for David Shefrin, the Seller has not expressly or impliedly engaged any broker, finder or agent with respect to this Agreement or any transaction contemplated hereby. The obligation to pay David Shefrin a brokerage fee in the amount of $40,000 in connection with the transactions contemplated hereby shall be the sole obligation of the Seller Group and shall be paid at Closing.

        SECTION 4.13. CONTRACTS. SCHEDULE 4.13 constitutes a true and complete list of each Contract requiring aggregate payments by the Seller, or receipt by the Seller, of in excess of $10,000 and to which the Seller is a party, or which affects the Seller or the Assets. Each of the Contracts listed in SCHEDULE 4.13 is in full force and effect, is a valid, binding and enforceable obligation by or against the Seller and the other parties thereto, and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach thereunder. None of such Contracts is subject to renegotiation by governmental authorities. The Seller has delivered or caused to be delivered or made available to the Buyer correct and complete copies of each Contract listed in SCHEDULE 4.13 and all amendments thereto, and every oral contract or agreement listed on SCHEDULE 4.13, and all amendments thereto, are correctly and completely summarized in such Schedule.

        SECTION 4.14. LITIGATION. Except as set forth in Schedule 4.14, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the best knowledge of the Seller Group threatened against or affecting the Seller or the Assets before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment. To the best knowledge of the Seller Group there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. The Seller is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

        SECTION 4.15. COMPLIANCE WITH LAWS. The Seller has complied and is currently in compliance, in all material respects, with all laws, regulations, rules, orders, Permits, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business. The Seller has not received any notice or citation for noncompliance with any of the foregoing, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. The Seller has all licenses, permits, approvals, qualifications or the like, from any government or any governmental unit, agency, body or instrumentality, whether federal, state, provincial, municipal or local (within the U.S. or otherwise) or any third party necessary for the conduct of the Seller's business and all such items are in full force and effect.

        SECTION 4.16.  COMPLIANCE WITH TITLE IV PROGRAMS.

               (a) SCHEDULE 4.16 lists all agreements between the Seller and ED or any other governmental unit, agency, body or instrumentality relating to any federal program for the funding of student loans or other forms of financial aid for education under the Title IV Programs (the "Financial Aid"). Each of such agreements listed in SCHEDULE 4.16 is in full force and effect, is a valid, binding and enforceable obligation by or against the Seller and the other parties thereto and to the best knowledge of the Seller Group, no event has occurred which constitutes or, with the giving of notice or the passage of time, or both, would constitute, a default or breach thereunder. The Seller has delivered or caused to be delivered to the Buyer correct and complete copies of each contract or agreement listed in SCHEDULE 4.16 and all amendments thereto.

               (b) SCHEDULE 4.16 also lists each program pursuant to which Financial Aid is provided to or on behalf of the Seller including a description of whether such Financial Aid is provided pursuant to the Pell Grant Program, 20 U.S.C. 1070(a), ET SEQ., the Guaranteed Student Loan Program, including the Stafford Loan Program, 20 U.S.C. 1071, et seq., the Plus Program, 20 U.S.C. 1078-2 and the Supplemental Loans for Students Program, 20 U.S.C. 1078-1, the Perkins Loan Program, 20 U.S.C. 1087(aa), ET SEQ., the Supplemental Educational Opportunity Grant Program, 20 U.S.C. 1070(b), et seq., the College Work-Study Program, or otherwise.

               (c) Except as set forth on SCHEDULE 4.16, there exists no set of facts which could have an adverse effect on the ability of the Buyer to enter into or continue in a program participation agreement with ED. The Seller has, for the fiscal years 1991, 1992 and 1993, a published official cohort default rate of 17.4%, 17.0% and 13.2% respectively, and a preliminary draft 1994 cohort default rate of 10.9%, and Perkins loan default rates of _______%, 13.33% and 12.10%, respectively for 1991-1993 and a preliminary draft 1994 rate of 36.25%.

               (d) The Seller has previously delivered to the Buyer true and complete copies of all correspondence received or sent by or on behalf of Seller from or to ED or any other governmental or regulatory authority having jurisdiction over the provision, funding or approval of Financial Aid for the past three years, including, without limitation (i) any documentation relating to the agreements described in SECTION 4.16(A) above; (ii) any reports relating to any audits or examinations conducted by ED; (iii) notices or correspondence concerning the qualification of Seller for the receipt of the Financial Aid; and
(iv) notices or correspondence indicating an intention to withdraw, suspend or terminate the provision of Financial Aid to the Seller.

               (e) Except as set forth on SCHEDULE 4.16, the Seller has complied and is in compliance in all material respects with any and all applicable laws, regulations and requirements pursuant to which it receives Financial Aid. Without limiting the generality of the foregoing, except as otherwise described in SCHEDULE 4.16, the Seller (i) maintains cash balances in the Title IV federal funds account not in excess of its three-business day requirements, and (ii) is in compliance with applicable Federal statutes and regulations governing record keeping and student file maintenance and information disclosure requirements to students and others in connection with its Financial Aid.

               (f) Since 1993, no principal, affiliate (as those terms are defined in 34 C.F.R. parta85) owner, stockholder, trustee, or any other individual or entity holding an ownership interest in Shareholder, Seller or Parent, whether legal or equitable, is or has been a principal, affiliate, owner, stockholder or trustee or held an ownership interest, whether legal or equitable, in any other Title IV participating institutions other than as disclosed in Schedule 4.16. No Title IV participating institution is, or has been, administered commonly, jointly or in conjunction with the Seller.

        SECTION 4.17. INSTITUTIONAL APPROVAL AND ACCREDITATION. SCHEDULE 4.17 lists each state and governmental department and/or agency and independent accrediting commission that has authorized, licensed and accredited the Institution or any of its programs, including, without limitation, the North Central Association of Colleges and Schools ("NCA") and the department of education, or other similar state agency, in the State where such educational institutions are operated ("State Authorization"). Except as otherwise set forth on SCHEDULE 4.17 hereto, the Institution has received all necessary licenses, permits, approvals and accreditation necessary for its existing operation and receipt of Financial Aid, including, without limitation, State Authorization and accreditation by the NCA.

        SECTION 4.18. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.18, there are no Contaminants (as defined hereinbelow) located on, under or within the Seller's properties, and there is no ongoing release and there has been no past release of Contaminants into the environment from the operation of the business of the Seller. Except as set forth on Schedule 4.18 there are no PCBs nor any asbestos contained in or otherwise part of the Facilities and no product compositions used in the business of the Seller contain more than five percent of the element beryllium. The Seller has no knowledge of any information indicating that any person, including any employee, may have impaired health or that the environment may have been damaged as the result of the operation of the business of the Seller or as the result of the release of Contaminants from the Facilities. The term "Contaminants" includes any pollutant, waste materials, petroleum and petroleum products and hazardous substances. Seller shall contribute $170,000 toward the cost of remediation of the environmental issues set forth in SCHEDULE 4.18 to be paid as a credit to the cash portion of the purchase price due Seller at Closing.

        SECTION 4.19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. The representations and warranties of the Seller made in this Agreement are correct, true and complete as of the date hereof and will be correct, true and complete as of the Closing Date and shall survive the Closing Date for a period of three years, except that the representations and warranties contained in
Section 4.09 hereof with respect to taxes shall survive the Closing Date, as applied to any particular tax, for so long as the amount of such tax is open to examination, reassessment and/or adjustment; provided, however, that any representation or warranty with respect to the breach or alleged breach of which a claim has been asserted by written notice to Seller prior to the expiration of the relevant time period shall survive (but only with respect to the claim or claims so asserted during such time period) for such longer period as may elapse for resolution of such claim as permitted by law.

                                    ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF THE BUYER Buyer hereby represents and warrants to, and covenants with, the Seller Group as follows:

        SECTION 5.01. ORGANIZATION AND CAPITALIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and authorized to do business in all jurisdictions where such authorization is necessary.

        SECTION 5.02. AUTHORITY FOR AGREEMENT. Subject to obtaining approval of this Agreement by the Board of Directors of Buyer, (a) Buyer has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general.

        SECTION 5.03. NO VIOLATION TO RESULT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:

               (a) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the charter documents or by-laws of the Buyer or any note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which the Buyer is a party or by which the Buyer or Whitman or any of their respective properties or assets are bound;

               (b) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration;

               (c) will not result in violation under any law, judgment, decree, order, rule, regulation or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to either the Buyer or Whitman; and

               (d) will not result in the creation or imposition of any lien, possibility of lien, encumbrance, security agreement, equity, option, claim, charge, pledge or restriction in favor of any third person upon any of the properties or assets of the Buyer.

        SECTION 5.04. FULL DISCLOSURE. The written information furnished by the Buyer or by any of the directors, officers, employees, agents, accountants or representatives of the Buyer to the Seller pursuant to this Agreement (including the SEC Documents) and any other written information furnished to Seller by the Buyer or by any of the directors, officers, employees, agents, accountants or representatives of the Buyer at any time prior to the Closing Date (pursuant to the request of the Seller or otherwise), does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make all such information not misleading.

        SECTION 5.05. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of the Buyer made in this Agreement are correct, true and complete as of the date hereof and will be correct, true and complete as at the Closing Date with the same force and effect as though such representations and warranties had been made at the Closing Date, and shall survive the Closing Date for a period of three years, provided, however, that any representation or warranty with respect to the breach or alleged breach of which a claim has been asserted by written notice to Buyer prior to the expiration of the relevant time period shall survive (but only with respect to the claim or claims so asserted during such time period) for such longer period as may elapse for resolution of such claim as permitted by law.

                                   ARTICLE VI
                                    COVENANTS

        SECTION 6.01. ACCESS TO PROPERTIES AND RECORDS. The Seller shall afford to the officers, employees, attorneys, accountants and other authorized representatives of the Buyer, free and full access to all of the Seller's assets, properties, Books and Records, students and employees in order to afford the Buyer as full an opportunity of review, examination and investigation as the Buyer shall desire to make of the affairs of the Seller, and the Buyer shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation or to obtain temporary possession of any thereof as may be reasonably necessary; and the Seller shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Seller's business, properties and assets which any of the Buyer's respective officers, employees, attorneys, accountants or other authorized representatives may request; provided that Buyer and its agents shall not unreasonably interfere with the operations of Seller's business.

        SECTION 6.02. INTERIM COVENANTS OF THE SELLER. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth in Schedule 6.02, the Seller shall keep its business and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, and shall use its good faith efforts to keep available the services of its directors, officers, employees and agents and retain and maintain good relationships with its students and maintain the goodwill and reputation associated with its business. Without limiting the generality of the foregoing, the Seller shall not:

               (a) purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or subject to lien or security interest or any other Encumbrance any of its properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Article VI, in each case for a consideration at least equal to the fair value of such property or asset;

               (b) except consistent with past salary practices, grant any salary increase to, or increase the draw of, any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

               (c) incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

               (d) enter into any material leases of real property or equipment and machinery;

               (e) enter into any Contract, (i) which would be required to be listed on SCHEDULE 4.13 had it been entered into prior to the date hereof; or
(ii) in which any Affiliate of Seller has any beneficial interest;

               (f) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

               (g) create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

               (h) pay or apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of Seller or any Affiliate thereof except for payments to Seller's Affiliates in accordance with past practice, provided that any such transaction is on terms no less favorable to the Seller than terms generally available with third parties in arms length transactions; or

               (i) solicit students of Huron University to complete their education elsewhere.

        SECTION 6.03. INFORMATION. The Seller Group shall furnish the Buyer, upon request, with all information concerning the Seller Group reasonably required for inclusion in any application made by the Buyer to the SEC or any governmental or regulatory body in connection with the transactions contemplated by this Acquisition.

        SECTION 6.04. PUBLIC ANNOUNCEMENTS. The Buyer and the Seller will consult with each other with respect to any announcement to the public or any statement to their employees (and students in the case of Seller) generally concerning or relating to the Acquisition except for announcements which Buyer believes to be required by applicable securities laws or stock exchange rules. Prior to the Closing Date, Seller will not make any announcement to the public without the prior written consent of the Buyer.

        SECTION 6.05. NEGOTIATIONS WITH THIRD PARTIES. None of the Seller Group or any of their officers, directors or agents will, directly or indirectly, without the prior written approval of the Buyer, furnish any information to, or initiate or participate in discussions or negotiations with, third parties relating to, or otherwise cause or seek to cause or permit to occur, any merger, sale or other disposition of any substantial part of the assets or stock of Shareholder, Seller or Parent.

        SECTION 6.06. FINANCIAL STATEMENTS. Seller shall cause its auditors, working together with Buyer's auditors, to complete and deliver to Buyer and ED:
(i) complete audited financial statements for Seller, including income statements, as of and for the three fiscal years ended May 31, 1996, and balance sheets as of May 31, 1995 and 1996; and (ii) unaudited financial statements of Seller as of, and for the six months ended, November 30, 1996. Seller shall bear the costs and fees associated with the work performed by its auditors and Buyer shall bear the costs and fees associated with work performed by Buyer's auditors. All of the aforesaid financial statements shall be completed and delivered to Buyer no less than ten (10) days prior to the Closing Date.

        SECTION 6.07. ED LETTER OF CREDIT. No less than three (3) days prior to Closing, Seller shall provide to ED (with proof thereof to Buyer) an irrevocable letter of credit (the "Letter of Credit") in the amount of $300,000 and in form and for a term acceptable to ED in its sole discretion such that the Institutional Participation Division will process the change in control contemplated herein notwithstanding Huron University's failure to timely file required audited financial statements and student financial aid audits (and irrespective of the content thereof). The Letter of Credit shall secure the payment of any and all Title IV liabilities assessed against Huron University by ED as a result of Seller's operation of Title IV programs prior to the Closing Date; including liabilities arising from financial aid audits or its failure to provide ED audited financial statements (collectively, "Seller's Title IV Liabilities"). Seller acknowledges that notwithstanding the existence of the Letter of Credit, ED may collect or attempt to collect Title IV Liabilities directly from Buyer instead of drawing against the Letter of Credit. In such event, Buyer shall be subrogated to ED's rights to draw against the Letter of Credit to the extent of any payments made to ED by Buyer with respect to Seller's Title

IV Liabilities and the Letter of Credit shall so provide. Such subrogation rights shall be in addition to any other rights of Buyer, including its right to seek indemnification from the Seller Group for Seller's Title IV Liabilities under Article XI hereof.

        SECTION 6.08. FINANCIAL AID AUDIT. Seller shall complete the financial aid audit of Huron University, in accordance with applicable regulations and ED requirements, and deliver the same to ED and Buyer, no less than ten (10) days prior to the Closing Date.

                                   ARTICLE VII
                        PERFORMANCE SUBSEQUENT TO CLOSING

        SECTION 7.01. COVENANTS OF BUYER PENDING EXPIRATION OF CONDITION SUBSEQUENT. Buyer covenants and agrees with Seller that, except in connection with the financing of the purchase of the Real Property, from and after the Closing and until the satisfaction or expiration of the condition subsequent described in Section 7.02 hereof, unless otherwise agreed in writing by Seller, Buyer (i) shall not mortgage, pledge, assign, sell or otherwise transfer any of the Assets other than in the ordinary course of Buyer's business, (ii) shall conduct the business, operations, activities and practices of the Institution and Seller's business herein acquired by Buyer in the usual and ordinary course,
(iii) shall use its best efforts to preserve the business organization of Seller intact, keep available to itself and Seller the present services of Seller's employees who become Buyer's employees at the Closing, and preserve for itself and Seller the goodwill of the suppliers, students and others with whom Seller or Buyer has a business relationship, (iv) shall maintain the tangible property in the same condition as it now exists, ordinary usage, wear and tear excepted,
(v) shall not breach any agreements necessary for its operations, and (vi) shall not enter into any contract or commitment the performance of which may extend beyond the expiration of the condition subsequent, except those made in the ordinary course of business.

        SECTION 7.02. CONDITION SUBSEQUENT TO OBLIGATIONS OF BUYER. Notwithstanding anything to the contrary contained in this Agreement, if within 150 calendar days after the Closing Date (unless extended by Buyer in its sole discretion), the ED fails to grant Certification, whether absolutely or provisionally, for Huron University to participate in the Title IV Programs, the Buyer may, at Buyer's option, terminate and rescind this Agreement by giving Seller written notice to such effect. Immediately upon triggering the condition subsequent set forth in this Section, the parties shall work cooperatively and in good faith to rescind the Acquisition in the manner and to the extent herein contemplated, including immediately seeking reinstitution of all of Seller's Accreditation, prompt reconveyance of the Assets and Assumed Liabilities to Seller, and preservation of the goodwill of the business of the Institution. Without limiting the generality of the foregoing, upon any rescission of the purchase of the Assets pursuant to this section: (a) Seller shall pay to Buyer cash in an amount equal to: (i) all of the cash paid to Seller at Closing; plus
(ii) all of the amounts paid by Buyer, at or after Closing, with respect to liabilities of Seller (including without limitation the Mortgages and the Assumed Liabilities); and (iii) any additional working capital used or allocated by Buyer in the ownership or operation of the Assets, and any additional investment in the Assets by Buyer after the Closing Date; and (b) Buyer shall reconvey, or cause to be reconveyed, the Assets to Seller.

        SECTION 7.03. DISBURSEMENT OF TITLE IV FUNDS. Seller agrees that immediately prior to the Closing Date, Seller will disburse Title IV funds in accordance with 34 C.F.R. Sec. 668.26. Buyer expressly acknowledges that documentation establishing Buyer's eligibility and certification to participate in the programs administered under Title IV must be issued by ED before Buyer may participate in the federal student financial assistance programs under Title IV.

                                  ARTICLE VIII
                      CONDITIONS TO THE BUYER'S OBLIGATIONS

        All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived by the Buyer in writing.

        SECTION 8.01. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. At the Closing Date, the representations and warranties of the Seller contained in this Agreement will be true and correct in all material respects at and as of such time.

        SECTION 8.02. THE SELLER'S PERFORMANCE. Each of the obligations of the Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Closing Date.

        SECTION 8.03. OPINION OF THE SELLER'S COUNSEL. The Buyer shall have been furnished an opinion or opinions of counsel to the Seller, dated the date of the Closing Date, in form substantially as set forth on SCHEDULE 8.03 hereto.

        SECTION 8.04. NO MATERIAL ADVERSE CHANGE. There shall have been, between May 31, 1996 and the Closing Date, (i) no material adverse change in the condition, financial or otherwise, of the Seller, or (ii) no resignations or terminations of, or indications of an intention or plan to resign, employment by a number of employees or student withdrawals or losses of enrollments such that the continued operations of the Seller's business would be materially and adversely affected.

        SECTION 8.05. ASSIGNMENT OF CONTRACTS. The Seller shall have received consents under all Contracts, agreements, commitments, understandings and instruments comprising the Assets to which the Seller is a party or by which it is bound which require the consent of any other party or person to the assignment thereof either by the terms thereof or as a matter of law for their assumption or performance by the Buyer.

        SECTION 8.06 CERTIFICATES. The Seller shall have furnished the Buyer with such certificates of the officers of the Seller and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Buyer.

        SECTION 8.07. NON-COMPETE AGREEMENTS. The Seller Group shall have executed and delivered an agreement not to compete in favor of the Buyer in substantially the form of Schedule

8.07 except that such agreement will be void if the Acquisition unwinds in accordance with Article 7.

        SECTION 8.08. BUYER'S REVIEW. Buyer's due diligence review of Seller shall be acceptable to Buyer, in its sole discretion.

        SECTION 8.09. BUYER'S BOARD APPROVAL. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated thereby.

        SECTION 8.10. FINANCING. Buyer shall have made arrangements, acceptable to Buyer in its sole discretion, for the assignment of the right to purchase the Real Property included in the Assets to a third party and said third party shall have secured appropriate financing thereof and have leased same to Buyer.

                                   ARTICLE IX
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

        All obligations of the Seller Group under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions, any one or more of which may be waived in writing by the Seller Group.

        SECTION 9.01. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. At the Closing Date, the representations and warranties of the Buyer contained in this Agreement will be true and correct in all material respects at and as of such time, except to the extent affected by the transactions contemplated hereby, and at the Closing Date, the Buyer shall have delivered to the Seller a certificate to such effect signed by the President and the Chief Financial Officer of the Buyer.

        SECTION 9.02. BUYER'S PERFORMANCE. Each of the obligations of the Buyer to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Closing Date, and at the Closing Date the Buyer shall have delivered to the Seller a certificate to such effect signed by the President and the Chief Financial Officer of the Buyer.

        SECTION 9.03. AUTHORITY. All action required to be taken by, or on the part of, the Buyer to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Buyer.

                                    ARTICLE X
                                   TERMINATION

        SECTION 10.01. TERMINATION. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the Acquisition abandoned:

               (a) by the Buyer if the Closing Date shall not have taken place on or prior to December 31, 1996; or

               (b) by the Seller if the Buyer's Board of Directors has not approved this Agreement on or before December 27, 1996; or

               (c) by the Buyer if the Boards of Directors of Seller, Parent and Shareholder have not approved this Agreement on or before December 27, 1996;

               (d)    by the Buyer at any time prior to the Closing Date if:

                      (i) a material condition to the Buyer's performance under this Agreement or a covenant of the Seller contained herein shall not be fulfilled on or before the Closing Date or on such other date specified for the fulfillment of such covenant or condition; or

                      (ii) a material default or breach of this Agreement shall be made by the Seller.

        SECTION 10.02. ADDITIONAL RIGHT OF BUYER TO TERMINATE. As soon as practicable after execution of this Agreement, Buyer and/or Buyer's representative shall meet with officials from ED's Institutional Participation Division ("IPD") to inform IPD of this Agreement and determine whether IPD reasonably anticipates that Buyer will be able to obtain Certification for Huron University subsequent to the proposed Acquisition. If, on the basis of the above-described meeting, Buyer reasonably believes that IPD will not certify the Huron University under Buyer at any time or in a timely manner, then notwithstanding any other provision of this Agreement to the contrary, Buyer may elect to terminate this Agreement by notice to Seller given not less than five
(5) days prior to the Closing Date, including in such notice the basis for the belief upon which the election is taken. The Buyer may withdraw its election if, subsequent to the giving of notice, it is satisfied that the basis cited in the notice has been satisfactorily resolved, the determination of Buyer to be dispositive.

                                   ARTICLE XI
                                    INDEMNITY

        SECTION 11.01.  INDEMNIFICATION BY SELLER GROUP.

               (a) Shareholder, Seller, Parent and Higashi (hereinafter collectively called the "Indemnitor") shall jointly and severally defend, indemnify and hold harmless Buyer and its corporate affiliates, their officers, directors, employees, shareholders, and agents, their successors and assigns, and each of them (hereinafter collectively called "Indemnitees") against and in respect of any and all claims, loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (all of the foregoing being hereinafter called "Indemnified Losses"), suffered or incurred by any Indemnitee by reason of, or arising out of:

               (1) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of the Seller Group, or any of them, contained in this Agreement;

               (2) liabilities and obligations of, or claims against, the Seller Group, or any of them, of any nature whatsoever, whether accrued, absolute, contingent or otherwise, arising before or after the Closing Date hereof, except the Assumed Liabilities; or

               (3) claims, damages, attorneys' fees, remediation costs or other liability or expenses associated with or resulting from any environmental issues affecting the Real Property, including but not limited to, those matters set forth on Schedule 4.18, which are or may be assessed against or charged to or otherwise incurred by Buyer.

        SECTION 11.02. INDEMNIFICATION BY BUYER. Buyer (hereinafter called the "Indemnitor") shall defend indemnify and hold harmless the Seller, the Parent, the Shareholder and their officers, directors, employees, agents, and shareholders (including Higashi), their successors and assigns, and each of them (hereinafter collectively called "Indemnitees") against and in respect of any and all Indemnified Losses suffered or incurred by any Indemnitee by reason of, or arising out of: (i) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of Buyer contained in this Agreement; or (ii) Buyer's failure to pay or perform the Assumed Liabilities.

        SECTION 11.03. NOTICES, PARTICIPATION, AND SETTLEMENT. Promptly after receipt by any party of notice of a claim or commencement of any action (legal or administrative) which, if successful, might require another party hereto to indemnify such party, the party entitled to indemnification will give notice thereof to the other party or parties; provided, that the failure of any party to give such written notice shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure. If a claim is so noticed, the indemnifying party shall be entitled to participate in the resolution of such claim, and if legal proceedings are commenced against any indemnified party, the indemnifying party shall be entitled to participate in, but not to assume, the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, that in all events the indemnified party shall control the negotiation, defense and settlement of any such claim. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the indemnifying party upon the earlier to occur of: (i) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute on the judgment;
(ii) the entry of an unappealable judgment or final appellate decision against the indemnified party; or (iii) a settlement of the claim. Notwithstanding the foregoing, expenses by counsel to the indemnified party shall be reimbursed as invoiced by such counsel to the indemnifying party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the indemnifying party upon demand by the indemnified party. Any claim for indemnity shall be reduced by the amount of any insurance proceeds received by the indemnified party.

        SECTION 11.04. TITLE IV LIABILITIES. In the event ED, a Guaranty Agency or any other cognizant government or non-government agency notifies the Buyer that a review of the administration of Title IV programs encompassing periods prior to the Closing Date will take place, at a certain time, place and date, the Buyer shall notify Seller by overnight mail or facsimile of that fact; and if ED, a Guaranty Agency or other agency conducts an unannounced visit or review, Buyer shall inform Seller or Seller's representative of that fact within one business day of the reviewer's arrival at the institution. If ED, Guaranty Agency or other agency indicates that it will conduct a review for a period prior to the Closing Date, Seller shall have the option of having a representative present at the Huron University facilities under review, and Seller shall have the right to be present during any discussions or interviews with the reviewers; provided, that Buyer's representatives shall in all events conduct and control all such discussions.

        SECTION 11.05. OFFSET. In addition to any other rights of Buyer to recover Indemnified Losses hereunder, Buyer shall have the right to offset any Indemnified Loss incurred hereunder against any amounts or property to be paid or delivered to Seller after Closing, including without limitation the escrowed funds or the Whitman Shares.

                                   ARTICLE XII
                                  MISCELLANEOUS

        SECTION 12.01. SUCCESSORS, ASSIGNS AND THIRD PARTIES. This Agreement shall inure to the benefit of and be binding upon Seller and its respective successors and assigns; provided, however, that Seller may not make any assignment of this Agreement or any interest herein without the prior written consent of Buyer. This Agreement or any of the severable rights and obligations inuring to the benefit or to be performed by Buyer hereunder may be assigned by Buyer to a third party, in whole or in part, and to the extent so assigned, Seller hereby recognizes said assignee as the party-in-interest with respect to the rights and obligations assigned and agrees to look solely to said assignee for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by Buyer. Except as provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

        SECTION 12.02. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Colorado, disregarding principles of conflict of laws and the like.

        SECTION 12.03. SPECIFIC ENFORCEMENT. All of the parties hereto acknowledge that the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

        SECTION 12.04. SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however that if such unlawful clause is so material to the party for whose benefit the clause was originally included so that such party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section
12.09 hereof.

        SECTION 12.05. CERTAIN WORDS. Words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. Whenever the word "including" is used herein, it shall be deemed to be followed by the words "without limitation."

        SECTION 12.06. NOTICES. Except as otherwise expressly provided herein, any notice, consent, or other communication required or permitted to be given hereunder shall be in writing, delivered by certified mail or a national overnight delivery services and shall be deemed to have been given when received, and shall be addressed as follows:

          (a)    If to Buyer:          Colorado Technical University
                                       4435 North Chestnut
                                       Colorado Springs, Colorado 80907
                                       Attn:  Mr. David D. O'Donnell

                 with a copy to:       Norman A. Palermo, Esq.
                                       Norman A. Palermo, P.C.
                                       102 East Pikes Peak Avenue, 5th Floor
                                       Colorado Springs, Colorado 80903-1800

                                       - and-

                                       Richard B. Salzman, Esq.
                                       Vice President
                                       Legal Affairs and General Counsel
                                       Whitman Education Group, Inc.
                                       4000 Biscayne Boulevard, 6th Floor
                                       Miami, Florida 33137

          (b)    If to any member of
                 the Seller Group:     c/o Lansdowne University, Ltd.
                                       1-16-7 Kamiochiai, Shinjuka-Ku
                                       Tokyo, Japan 161
                                       Attn:  Dr. Chikara Higashi

                 with a copy to:       Jeffry  Dwyer, Esq.
                                       Akin, Gump, Strauss, Hauer & Feld, P.F.
                                       1333 New Hampshire Avenue, N.W.
                                       Washington, D.C. 20036

or at such other address or addresses as the party addressed may from time to time designate in writing. Any communication dispatched by telegram or telex shall be confirmed by letter.

        SECTION 12.07. EXPENSES. Except as otherwise provided in Article XI, all expenses (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by each party in connection with the transactions contemplated hereby (hereunder referred to as "Expenses") will be borne by the party incurring such Expenses, provided that any Expenses incurred by the Seller prior to the Closing Date shall be borne by Parent, and to the extent that any Expenses have been paid by the Seller such amount, shall be credited against the cash portion of the Purchase Price at Closing, or paid to Buyer from the escrow established in
Section 3.03 above.

        SECTION 12.08. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        SECTION 12.09. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

        SECTION 12.10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by a tribunal sitting in Colorado Springs, Colorado, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each of the parties hereto hereby submits to the jurisdiction of any arbitration panel in Colorado Springs, Colorado, appointed in accordance with this Agreement, for the purpose of any controversy arising out of or relating to this Agreement (an "Action"), and the parties agree that all such Actions shall be heard and determined in such arbitration. Each of the parties hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in Colorado Springs, Colorado. In any such arbitration, the prevailing party shall be awarded its reasonable costs and attorneys's fees from the non-prevailing party.

        SECTION 12.11. FACSIMILE SIGNATURES. This Agreement and any document or schedule required hereby may be signed by facsimile signature which shall be considered legally binding for all purpose.

        SECTION 12.12. FURTHER ASSURANCES. The parties hereto each agree to execute and deliver to the others, or publicly file or record after Closing such other documents or instruments as may be necessary to fully effectuate the intent of this Agreement and/or to evidence same to third parties.

               IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affixed to this Agreement as of the date first above written.

                                    COLORADO TECHNICAL UNIVERSITY, INC.



                                    By _______________________________________
                                    Name: David D. O'Donnell
                                    Title: President

                                    __________________________________________
                                    CHIKARA HIGASHI, individually


                                    EASTERN INTERNATIONAL EDUCATIONAL
                                    ASSOCIATION



                                    By:_______________________________________
                                    Name _____________________________________
                                    Title: ___________________________________


                                    EIEA AMERICA, INC.



                                    By:_______________________________________
                                    Name: ____________________________________
                                    Title: ___________________________________


                                    LANSDOWNE UNIVERSITY, LTD.



                                    By: ______________________________________
                                    Name:_____________________________________
                                    Title: ___________________________________